Exhibit 99.1

Contacts: Dan Darazsdi +1 910 558 7915 daniel.darazsdi@wilm.ppdi.com Luke Heagle +1 910 558 7585 luke.heagle@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Second Quarter 2009 Financial Results

Second Quarter Highlights:

•	Diluted EPS of $0.49, including $0.16 gain on sale of Piedmont Research Center, LLC

•	Continued strong margin delivery

•	Priligy® royalties commence

WILMINGTON, N.C. (July 21, 2009) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2009. As previously disclosed, PPD sold the business of its wholly-owned subsidiary, Piedmont Research Center, which was part of the company’s discovery sciences segment. Therefore, the company is reporting current and historical financial results for this business in discontinued operations.

PPD recorded net revenue of $355.2 million for the second quarter of 2009, compared to $403.1 million for the second quarter of 2008. Second quarter 2009 income from operations was $53.4 million, compared to $69.9 million for the same period in 2008. Second quarter 2009 diluted earnings per share were $0.49, compared to $0.41 for the same period last year. Second quarter 2009 diluted earnings per share included the after-tax gain on the sale of Piedmont Research Center of $19.4 million, or $0.16 per share.

Segment Performance

Development segment net revenue for the second quarter of 2009 was $330.2 million, compared to $370.6 million for the second quarter of 2008. Development segment income from operations for the second quarter of 2009 was $59.1 million, compared to $72.7 million for the second quarter of 2008.

Discovery sciences segment net revenue for the second quarter of 2009 was $0.8 million, compared to $0.4 million for the second quarter of 2008. Discovery sciences segment net revenue for the second quarter of 2009 included royalties from the sale of Priligy in Europe, which marks the first quarter for receipt of royalties from the company’s compound partnering business. Discovery sciences segment loss from operations for the second quarter of 2009 was $5.7 million, compared to a loss from operations of $2.8 million for the same period in 2008. The loss for the second quarter of 2009 was higher than the prior year loss due primarily to an increase in research and development expenditures from the company’s dermatology business that it acquired early in the second quarter of 2009.

Other Financial Information

New business authorizations for the second quarter of 2009 totaled $465.9 million. Contract cancellations and adjustments for the quarter were $212.9 million. Backlog at June 30, 2009, was $3.2 billion.

Year-to-date days sales outstanding at June 30, 2009, were 32.0 days, compared to 42.2 days at December 31, 2008. Cash flow from operations for the second quarter of 2009 was $14.5 million. At June 30, 2009, PPD had $669.2 million in cash and investments. The effective tax rate for continuing operations in the second quarter of 2009 was 29.0 percent.

“Even though we continued to face challenging market conditions, PPD delivered strong earnings for the quarter,” said David Grange, chief executive officer of PPD. “We remain very optimistic about the long-term prospects for the CRO industry as a whole, continue to believe we are particularly well positioned for the long term and are firmly committed to pursuing our strategic initiatives to maximize value for all our stakeholders.”

Commenting on compound partnering, Fred Eshelman, executive chairman of PPD, said, “With the start of Priligy royalties and the advancement of the development programs for alogliptin and our dermatology portfolio, we remain confident that our compound partnering efforts will generate long-term, sustainable growth.”

PPD will conduct a live conference call and audio webcast tomorrow, July 22, 2009, at 9 a.m. ET to discuss its second quarter 2009 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at http://www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	89018262

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 38 countries and more than 10,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: success in sales growth; loss of and delay in large contracts; higher-than-expected cancellation rates; competition within the outsourcing industry; reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; costs and risks associated with the development and commercialization of drugs, including uncertainties regarding regulatory submissions and approvals, and successful sales and marketing thereafter, for alogliptin and Priligy; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as impairments; risks associated with and dependence on collaborative relationships; the ability to attract, integrate and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenue:
Development	$330,179	$370,648	$665,533	$718,446
Discovery Sciences	768	385	6,444	16,363
Reimbursed out-of-pockets	24,271	32,110	48,133	60,791

Total net revenue	355,218	403,143	720,110	795,600

Direct costs:
Development	158,486	183,546	322,655	360,736
Discovery Sciences	502	289	1,118	746
Reimbursable out-of-pocket expenses	24,271	32,110	48,133	60,791

Total direct costs	183,259	215,945	371,906	422,273

Research and development	4,701	1,895	6,227	6,198
Selling, general and administrative	97,782	100,560	192,019	198,963
Depreciation and amortization	16,094	14,847	31,327	29,594
Impairment of intangible asset	—	—	—	1,607

Income from operations	53,382	69,896	118,631	136,965

Impairment of investments	—	2,976	—	(13,343)
Other income, net	1,075	2,555	857	8,272

Income from continuing operations before income taxes	54,457	75,427	119,488	131,894
Provision for income taxes	15,793	26,887	36,527	43,740

Income from continuing operations	38,664	48,540	82,961	88,154

Discontinued operations, net of taxes	19,397	466	19,668	981

Net income	$58,061	$49,006	$102,629	$89,135

Income per share from continuing operations:
Basic	$0.33	$0.41	$0.70	$0.74

Diluted	$0.33	$0.40	$0.70	$0.73

Income per share from discontinued operations:
Basic	$0.16	$0.00	$0.17	$0.01

Diluted	$0.16	$0.00	$0.17	$0.01

Net income per share:
Basic	$0.49	$0.41	$0.87	$0.75

Diluted	$0.49	$0.41	$0.87	$0.74

Dividends declared per common share	$0.15	$0.10	$0.275	$0.20

Weighted average number of shares outstanding:
Basic	117,893	119,195	117,860	119,285

Diluted	118,339	120,707	118,444	120,840

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Cash, cash equivalents, short-term and long-term investments	$669,194	$608,437
Accounts receivable and unbilled services, net	423,090	401,303
Total assets	1,879,598	1,754,428
Unearned income	248,196	246,649
Shareholders’ equity	1,303,311	1,180,996

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	June 30, 2009	December 31, 2008
Cash and cash equivalents	$559,840	$491,755
Auction rate securities	96,276	89,618
Other municipal debt securities	13,078	27,064

	$669,194	$608,437